Exhibit 99.1

Near, a Global Leader in Privacy-Led Data Intelligence, to go Public on Nasdaq via a Merger with KludeIn I Acquisition Corp.

●	Near is among the largest full-stack intelligence providers of aggregated anonymized data on people’s behavior around places, with 1.6 billion unique user IDs, in over 70 million places across 44 countries.

●	Near would have a post-transaction pro-forma market capitalization of nearly $1 billion, assuming there are no redemptions by KludeIn’s public stockholders and a successful private placement of $95 million of KludeIn common stock.

●	The transaction is expected to generate $268 million of gross proceeds, assuming there are no redemptions and a successful private placement of $95 million of KludeIn common stock.

●	The Company has also secured a $100 million committed equity financing facility from CF Principal Investments LLC.

PASADENA, CA - MAY 19, 2022 - Near Intelligence Holdings, Inc., a global SaaS leader in privacy-led data intelligence on people, places and products (“Near” and, following the completion of the transaction, the “Company”), and KludeIn I Acquisition Corp. (NASDAQ:INKA) (“KludeIn”), a publicly traded special purpose acquisition company, announced today that they have entered into a definitive business combination agreement that will result in Near becoming a publicly listed company with a post-transaction pro-forma market capitalization of nearly $1 billion, assuming there are no redemptions by KludeIn’s stockholders and a successful private placement of $95 million of common stock.

Upon closing, the combined Company is expected to be named “Near Intelligence, Inc.” and its common stock is expected to trade on The Nasdaq Stock Market under the ticker symbol “NIR”. Near is headquartered in Southern California, with global offices and coverage in EMEA, Asia Pacific and Southeast Asia and led by Anil Mathews, Founder and CEO of Near.

Founded in 2012, Near helps businesses better understand consumer behavior to unlock growth strategies. Near’s data intelligence solutions serve both operational and marketing data leaders whether their consumers are shopping, traveling, dining, visiting places, or buying products.

Near’s data universe curates one of the world’s largest sources of intelligence on people, places and products and comprises 1.6 billion unique user IDs, in over 70 million places across 44 countries. Strategic and exclusive data sets and partnerships with customers enables Near to aggregate multiple data sources across data types and use deep learnings to better understand consumer behavior using the company’s AI-driven modeling.

“Enterprises around the world have trusted Near to answer their critical questions that help drive and grow their business for more than a decade. The market demand for data around human movement and consumer behavior to understand changing markets and consumers is growing exponentially and now is the time to accelerate the penetration of the large and untapped $23 billion TAM,” stated Anil Mathews, Founder and CEO of Near. “Going public provides us the credibility and currency to double-down on growth and to continue executing on our winning flywheel for enhanced business outcomes over the next decade.”

“I am thrilled to partner with Anil and the entire team at Near as they continue to help global enterprises better understand consumer behavior and derive actionable intelligence from their global, full-stack data intelligence platform,” said Narayan Ramachandran, Chairman and CEO of KludeIn. “We believe this merger is highly compelling based on the diversified global customer base, superior SaaS flywheel and network effects of Near’s business, highlighted by the company’s strong customer net retention.”

Transaction Overview

The transaction is expected to generate gross proceeds of $268 million, assuming there are no redemptions and a successful private placement of $95 million of common stock. In addition, the parties have executed a $100 million committed equity financing facility (the “CEF Facility”) with CF Principal Investments LLC (“CFPI”), an affiliate of Cantor Fitzgerald L.P. (“Cantor”). Near’s existing equity holders, including Sequoia Capital, Telstra Ventures, J.P. Morgan, and Greater Pacific Capital, have agreed to convert 100 percent of their ownership stakes into the equity of the Company. The current Near shareholders are expected to own approximately 68 percent of the Company, assuming there are no redemptions by KludeIn’s public stockholders and a successful private placement of $95 million of KludeIn’s common stock.

Additional information about the proposed transaction, including a copy of the definitive agreement and a summary presentation, will be filed with a Current Report on Form 8-K to be filed by KludeIn with the Securities and Exchange Commission (“SEC”) and made available at www.sec.gov.

Investor Webcast Information

Near and KludeIn will host a joint investor conference call to discuss the proposed transaction on May 19,2022 at 2:00 PM ET. The conference call, as well as an associated investor presentation, can be accessed on the KludeIn website here: https://www.kludein.com/spac or Near’s website here: http://www.near.com/investors

Advisors

Kirkland & Ellis LLP is serving as legal advisor to Near. Cantor Fitzgerald & Co. is serving as capital markets advisor to KludeIn and Ellenoff Grossman & Schole LLP is serving as legal advisor to KludeIn. DLA Piper LLP (US) is serving as legal advisor to Cantor. King and Spalding LLP acted as legal counsel to CF Principal Investments LLC in connection with the CEF Facility.

About Near

Near, a global SaaS leader in privacy-led data intelligence, curates one of the world’s largest sources of intelligence on people, places, and products. Near processes data from over 1.6 billion unique user IDs, in over 70 million places across 44 countries to empower marketing and operational data leaders to confidently reach, understand, and market to consumers and optimize their business results. With offices in Los Angeles, Silicon Valley, Paris, Bangalore, Singapore, Sydney and Tokyo, Near serves major enterprises in retail, real estate, restaurants, tourism, technology, marketing, and other industries. For more information, please visit https://near.com

About KludeIn

KludeIn I Acquisition Corp (NASDAQ: INKA) is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with a business. KludeIn is focused on partnering with a high-quality software or technology-enabled growth business serving consumers or enterprises. For more information, please visit http://www.kludein.com

Additional Information and Where to Find It

In connection with the proposed business combination (the “Business Combination”), KludeIn intends to file with the SEC a Registration Statement on Form S-4 (as amended, the “Registration Statement”), which will include a preliminary proxy statement/prospectus of KludeIn, in connection with the Business Combination and related matters. After the Registration Statement is declared effective, KludeIn will mail a definitive proxy statement/prospectus and other relevant documents to its shareholders. KludeIn’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus, and amendments thereto, and definitive proxy statement/prospectus in connection with KludeIn’s solicitation of proxies for its shareholders’ meeting to be held to approve the Business Combination and related matters because the proxy statement/prospectus will contain important information about KludeIn and Near and the proposed Business Combination.

The definitive proxy statement/prospectus will be mailed to shareholders of KludeIn as of a record date to be established for voting on the proposed Business Combination and related matters. Shareholders may obtain copies of the proxy statement/prospectus, when available, without charge, at the SEC’s website at www.sec.gov or by directing a request to: KludeIn I Acquisition Corp., 1096 Keeler Avenue, Berkeley, CA 94708.

No Offer or Solicitation

This communication is for informational purposes only and is neither an offer to sell or purchase, nor a solicitation of an offer to sell, buy or subscribe for any securities, nor is it a solicitation of any vote in any jurisdiction pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in Solicitation

This communication is not a solicitation of a proxy from any investor or securityholder. KludeIn, KludeIn Prime LLC (KludeIn’s Sponsor), Near and their respective directors, officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from KludeIn’s shareholders with respect to the proposed Business Combination and related matters. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the directors and officers of KludeIn or Near in the proxy statement/prospectus relating to the proposed Business Combination when it is filed with the SEC. These documents may be obtained free of charge from the sources indicated below.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this report, words such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements and factors that may cause actual results to differ materially from current expectations include, but are not limited to: the inability of the parties to complete the transactions contemplated by the definitive agreement relating to the Business Combination in a timely manner or at all; the risk that the Business Combination may not be completed by KludeIn’s initial business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by KludeIn; the outcome of any legal proceedings that may be instituted against KludeIn or Near, the Company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; the inability to satisfy the conditions to the consummation of the Business Combination, including the minimum cash condition and the approval of the Business Combination by the shareholders of KludeIn; the inability to consummate the private placement of $95 million of common stock on terms satisfactory to the parties, or at all; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement relating to the Business Combination; changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; the ability to meet stock exchange listing standards following the consummation of the Business Combination; the effect of the announcement or pendency of the Business Combination on Near’s business relationships, operating results, current plans and operations of Near; the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; changes in applicable laws or regulations; the possibility that KludeIn, Near or the Company may be adversely affected by other economic, business, and/or competitive factors; KludeIn’s or Near’s estimates of expenses and profitability; expectations with respect to future operating and financial performance and growth, including the timing of the completion of the proposed Business Combination; KludeIn and Near’s ability to execute on their business plans and strategy; and other risks and uncertainties described from time to time in filings with the SEC.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Registration Statement referenced above and other documents filed by KludeIn from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and KludeIn and Near assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Neither KludeIn nor Near gives any assurance that KludeIn or Near, or the Company, will achieve any stated expectations.

Contacts

Media:

Edmond Lococo - ICR, Inc. for Near: near@ICRinc.com

Lisa Soto – Near: press@near.com

Investors:

Marc P. Griffin - ICR, Inc. for Near: IR@near.com

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